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                                                                 EXHIBIT 23.1


              Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption "Experts" and in the Registration Statement and related Prospectus of Physiometrix, Inc. for the registration of 2,080,340 shares of its Common Stock and 624,102 shares of its Common Stock issuable upon exercise of warrants and to the incorporation by reference therein of our report dated February 29, 2000, with respect to the financial statements of Physiometrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


Ernst & Young LLP, Independent Auditors
Boston, Massachusetts
March 29, 2000